Exhibit 10.1

JOHN HARRIS

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of September 23, 2006, between OMNI Energy Services Corp., a Louisiana corporation (“OMNI”) and John Harris, a resident of Hazelhurst, Mississippi (“Employee”). In order to protect the goodwill of OMNI and in consideration of the premises and the mutual covenants contained herein, the parties hereby agree as follows:

1. Employment. OMNI hereby agrees to employ Employee and Employee hereby agrees to work for OMNI as its Vice President—Seismic Operations or such other salaried, executive position as OMNI and Employee shall mutually agree. So long as Employee is employed by OMNI, Employee shall devote Employee’s skill, energy and substantially all of his business-related efforts to the faithful discharge of Employee’s duties as a salaried, exempt employee of OMNI. In providing services hereunder, Employee shall comply with and follow all directives, policies, standards and regulations from time to time established by the Board of Directors of OMNI.

2. Term of Employment. Employee’s employment by OMNI pursuant to this Agreement shall continue in effect until December 31, 2008 (the “Initial Period”), which shall be automatically extended for additional, successive one year periods (the “Additional Periods”) commencing on January 1, 2009, unless either party gives notice of non-renewal as provided in Section 6(d) or otherwise terminates this Agreement in accordance with the other provisions of Section 6.

3. Representations and Warranties. Employee represents and warrants that Employee is under no contractual or other restrictions or obligations that will limit Employee’s activities on behalf of OMNI or will prohibit or limit the disclosure or use by Employee of any information which directly or indirectly relates to the business of OMNI or the services to be rendered by Employee under this Agreement.

4. Compensation.. Subject to the provisions of Section 6, Employee will be entitled to the compensation and benefits set forth in this Section 4.

(a) During the Initial Period, OMNI shall pay Employee an Annual Base Salary, payable semi-monthly, in equal semi-monthly installments at a rate equal to $185,000.00 per year. In each Additional Period, OMNI shall pay to Employee an Annual Base Salary (not less than $185,000.00 per year) determined by the OMNI Board of Directors following its annual salary and performance review. Employee’s Annual Base Salary will be reviewed annually in the fourth quarter of each fiscal year of Employee’s employment hereunder, commencing in the fourth quarter of fiscal year 2007.

(b) Employee shall be eligible to receive an annual bonus. For 2006, the bonus will be calculated per Exhibit “C” (attached). The bonus targets for subsequent years will be generated by the Company CEO, approved by the OMNI Board of Directors, and presented to Employee before April 1. The bonus will be determined and if appropriate, awarded by the

Board during each calendar year beginning with the 2006 calendar year, but will be paid following the closing of the books and records of OMNI for each such calendar year, but not later than April 1 of the following calendar year.

(c) All payments of salary and other compensation to Employee shall be made after deduction of any taxes required to be withheld with respect thereto under applicable federal and state laws.

5. Fringe Benefits; Expenses.

(a) During the term of employment of Employee hereunder, Employee shall be entitled to participate in all employee benefit plans sponsored by OMNI and made available for salaried, exempt employees, including sick leave and disability leave, health insurance and 401(k) plans.

(b) OMNI will reimburse Employee for all reasonable business expenses incurred by Employee in the scope of Employee’s employment; provided, however, that Employee must file expense reports with respect to such expenses and otherwise comply with OMNI’s policies as are in effect from time to time and are made known to Employee. During the term of employment of Employee hereunder, OMNI will provide Employee with a personal residence substantially similar to that being provided on the date this Agreement is executed, as well as use of a company-owned vehicle. At the conclusion of the Employee’s employment, Employee shall immediately return the residence and vehicle to OMNI in the same condition in which they were provided, subject to normal wear and tear.

(c) During the term of employment of Employee hereunder, Employee shall be entitled to four (4) weeks paid vacation during each calendar year (prorated for any partial year) and to paid holidays and other paid leave set forth in and in accordance with OMNI’s policies in effect from time to time for other salaried, exempt employees. Any vacation not used during a calendar year may not be used during any subsequent period. Employee shall be compensated for any unused vacation upon termination of this Agreement for any reason.

(d) (i) On April 11, 2006 Employee was granted non-qualified options to purchase 60,000 shares of OMNI Common Stock pursuant to the Sixth Amended and Restated OMNI Energy Services Corp Stock Incentive Plan (the “Plan”). The options shall vest in accordance to the Stock Option Agreement for the Grant of Non-Qualified Stock Options dated April 11, 2006 under the Plan. (ii) All options granted to Employee hereunder shall vest immediately upon termination by OMNI without cause (See Section 6(a) hereof), and upon a Change of Control as defined in Section 10.11(A) of the Plan. The exercise price of the options granted hereunder shall be equal to the Fair Market Value, as defined in the Plan, of a share of Common Stock on the date of grant. The Options may be exercised as provided in Section 6.4 of the Plan. All options granted to Employee hereunder shall expire three (3) years after the effective Option Date.

6. Termination or Non-Renewal of Employment.

(a) Termination by OMNI Without Cause. OMNI may terminate Employee’s employment hereunder at any time during the term of this Agreement Without Cause by delivery of thirty (30) days prior written notice by OMNI to Employee. After such termination of employment, OMNI shall pay: (i) the Annual Base Salary then in effect in semi-monthly payments and in accordance with OMNI’s normal payroll practices for the remainder of the contract period or twelve months (Restricted Period), which ever is greater, (ii) vacation pay earned but not taken to the date of such termination, (iii) annual bonuses prorated to date of termination, if awarded pursuant to Section 4(b) hereof, and (iv) all stock options will become vested and shall be eligible for execution twelve months after termination of employment pursuant to this subparagraph. Upon termination of Employee’s employment hereunder, Employee shall be deemed to have resigned from all offices, directorships, and committee positions then held with OMNI or any Affiliate.

(b) Termination by Employee. Employee may terminate Employee’s employment hereunder at any time during the term of this Agreement by obtaining the concurrence of OMNI, and by delivery of thirty (30) days prior written notice by Employee to OMNI. Promptly after such termination of employment, OMNI shall pay to Employee an amount equal to the sum of: (i) Employee’s earned but unpaid Annual Base Salary through the date of termination of employment at the rate in effect at the time of such termination (ii) vacation pay earned but not taken to the date of such termination and, (iii) annual bonuses prorated to date of termination, if awarded pursuant to Section 4(b) hereof. Upon termination of Employee’s employment hereunder, Employee shall be deemed to have resigned from all offices, directorships, and committee positions then held with OMNI or any affiliate.

(c) Termination for Cause. If OMNI terminates Employee’s employment for Cause (by delivering written notice of termination setting forth the event or events constituting Cause and the effective date of such termination) the payments due to Employee shall be limited to the amounts described in Section 6(b)(i) and (ii). Upon termination of Employee’s employment hereunder, Employee shall be deemed to have resigned from all offices, directorships, and committee positions then held with OMNI or any affiliate.

(d) Non-Renewal of Employment. Either OMNI or Employee may elect not to renew Employee’s employment hereunder at the end of the Initial Period, or at the end of any Additional Period thereafter, by delivery of sixty (60) calendar days prior written notice by the electing party to the other party. At the expiration of the employment term, OMNI shall pay to Employee an amount equal to the sum of: (i) Employee’s earned but unpaid Annual Base Salary through the date of termination of employment at the rate then in effect (ii) vacation pay earned but not taken to the date of such termination, and (iii) annual bonuses prorated to date of termination, if awarded pursuant to Section 4(b) hereof. Upon termination of Employee’s employment hereunder, Employee shall be deemed to have resigned from all offices, directorships, and committee positions then held with OMNI or any affiliate.

(e) Waiver of Claims. In the event this Agreement is terminated by OMNI without Cause, Employee agrees to accept, in full settlement of any and all claims, losses, damages and other demands that Employee may have arising out of such termination or non-renewal, as liquidated damages and not as a penalty, the payments, benefits and vesting of rights set forth in this Agreement. Employee hereby waives any and all rights Employee may have to bring any cause of action or proceeding contesting any such termination or non-renewal; provided, however, that such waiver shall not be deemed to affect Employee’s rights to enforce any other obligations of OMNI unrelated to employment. Under no circumstances shall Employee be entitled to any compensation or confirmation of any benefits under this Agreement for any period of time following Employee’s date of termination if Employee’s termination is for Cause.

(f) Death. If Employee dies during his employment by OMNI under this Agreement, (i) the Employee’s employment will terminate on the date of his death, (ii) OMNI will pay to Employee’s estate the remainder of Employee’s Annual Base Salary at the rate then in effect and any accrued incentive bonus through the end of the twelfth (12th) calendar month following the month in which such death occurred, and (iii) Employee’s estate shall be entitled to all rights and benefits that Employee may have under the terms of OMNI’s Employee Benefit Plans, and Stock Incentive Plan.

7. Covenant Not to Compete.

(a) During Employee’s employment with OMNI or any of its Affiliates and thereafter during the Restricted Period (as defined in Exhibit A attached hereto), Employee will not (i) engage in or carry on, directly or indirectly, either in Employee’s individual capacity or as a member of a partnership or as a shareholder, investor, owner, officer or director of a company or other entity, or as an employee, agent, associate or consultant of any person, partnership, corporation or other entity, any business in Texas, Louisiana, Mississippi or any parish or county thereof (including but not limited to the Parishes and Counties listed on Exhibit “B”) or the offshore waters within one-hundred (100) miles of the coast of either such state that directly competes with any services or products produced, sold, provided, conducted or developed, by OMNI on the date of termination of Employee’s employment including the services described on Exhibit A as “OMNI’s Business”. Notwithstanding the foregoing, Employee shall not be deemed to be in violation of Section 7(a)(i) based solely on the ownership of less than five (5%) percent of any class of securities registered under the Securities Exchange Act of 1934, as amended.

(b) Employee acknowledges that the limitations set forth in this Section 7 are reasonable and necessary for the protection of OMNI and its Affiliates. In this regard, Employee specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on Employee’s activities specified herein, are reasonable and necessary for the protection of OMNI and its Affiliates. Employee further acknowledges that the parties anticipate that Employee will be actively seeking markets for the products and services of OMNI and its Affiliates throughout the United States during Employee’s employment with OMNI.

(c) In the event that there shall be any violation of the covenants set forth in this Section 7, then the time limitation thereof shall be automatically extended for a period of time equal to the period of time during which such violation continues; and in the event OMNI is required to seek relief from such violation in any court, board of arbitration or other tribunal, then the covenant shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

(d) Employee agrees that the remedy at law for any breach by Employee of this Section 7 will be inadequate and that OMNI shall also be entitled to injunctive relief.

8. Non-solicitation. During Employee’s employment with OMNI or any of its Affiliates and thereafter during the Restricted Period, Employee will not whether for the Employee’s own account or the account of any other Person (A) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any Person who is an employee of OMNI or any of its Affiliates or in any manner induce or attempt to induce any employee of OMNI and any such Affiliate to terminate his employment with OMNI or such Affiliate or (B) interfere with OMNI’s or any of its Affiliate’s relationship with any Person, including any Person who at any time during the Employee’s employment with OMNI was an employee, contractor, supplier, or customer of OMNI or any such Affiliate.

9. Confidential Information; Business Opportunity. During the term of Employee’s employment hereunder, and for five (5) years after Employee’s termination of employment, Employee shall not use or disclose, without the prior written consent of OMNI, Confidential Information (as defined in Exhibit A attached hereto) relating to OMNI or any of its Affiliates, and upon termination of Employee’s employment will return to OMNI all written materials in Employee’s possession embodying such Confidential Information. Employee will promptly disclose to OMNI all Confidential Information, as well as any domestic business opportunity related to OMNI which comes to Employee’s attention during the term of Employee’s employment with OMNI. Employee will not take advantage of or divert any such business opportunity for the benefit of Employee or any other Person (as defined in Exhibit A attached hereto) without the prior written consent of OMNI. Employee agrees that the remedy at law for any breach by Employee of this Section 7 will be inadequate and that OMNI shall also be entitled to injunctive relief.

10. Intellectual Property.

(a) To the extent they relate to, or result from, directly or indirectly, the actual or anticipated operations of OMNI or any of its Affiliates, Employee hereby agrees that all patents, trademarks, copyrights, trade secrets, and other intellectual property rights, all inventions, whether or not patentable, and any product, drawing, design, recording, writing, literary work or other author’s work, in any other tangible form developed in whole or in part by Employee during the term of this Agreement, or otherwise developed, purchased or acquired by OMNI or any of its Affiliates, shall be the exclusive property of OMNI or such Affiliate, as the case may be (“Intellectual Property”).

(b) Employee will hold all Intellectual Property in trust for OMNI and will deliver all Intellectual Property in Employee’s possession or control to OMNI upon request and, in any event, at the end of Employee’s employment with OMNI.

(c) Employee shall assign to OMNI all property rights that Employee may now or hereafter have in the Intellectual Property. Employee shall take such action, including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents, and the giving of testimony, as may be requested by OMNI to evidence, transfer, vest or confirm OMNI’s right, title and interest in the Intellectual Property.

(d) Employee will not contest the validity of any invention, any copyright, any patent, or any trademark registration owned by or vesting in OMNI or any of its Affiliates under this Agreement.

11. Mediation. Any controversy which may arise under this Agreement, whether it be between Employee and the Company or any of its officers, directors, shareholders, employees, agents, benefit plans, or affiliates, shall first be heard before a mutually agreed upon mediator. Any mediation shall take place in Lafayette, Louisiana, or as otherwise agreed upon by the parties. However, Employee retains any and all rights he may have to complain to, and file charges with, any administrative agency dealing with the rights of employees and to participate in all administrative proceedings before those agencies. This provision shall not preclude either party from seeking temporary injunctive relief from a court of competent jurisdiction.

12. Definitions. As used in this Agreement, the terms defined in Exhibit A have the meanings assigned to such terms in such exhibit.

13. Notices. All notices, requests, demands and other communications required by or permitted under this Agreement shall be in writing and shall be sufficiently delivered if delivered by hand, by courier service, or sent by registered or certified mail, postage prepaid, to the parties at their respective addresses listed below:

(a)	If to Employee:

John Harris

2044 East Gallman Road

Hazlehurst, MS 39083

(b)	If to OMNI:

OMNI Energy Services Corp.

P.O. Box 3761

Lafayette, LA 70502-3761

Attention: President

Any party may change such party’s address by furnishing notice to the other party in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

14. Assignment. This Agreement is personal to Employee, and Employee shall not assign any of Employee’s rights or delegate any of Employee’s duties hereunder without the prior written consent of OMNI. OMNI shall have the right to assign this Agreement to a successor in interest in connection with a merger, sale of substantially all assets, or the like; provided however, that an assignment of this Agreement to an entity with operations, products or services outside of the industries in which OMNI is then active shall not be deemed to expand the scope of Employee’s covenant not to compete with such operations, products or services without Employee’s written consent. OMNI shall require any Person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business and/or assets of OMNI to expressly assume and agree to perform, by a written agreement, all of the obligations of OMNI under this Agreement.

15. Survival. The provisions of this Agreement shall survive the termination of Employee’s employment hereunder in accordance with their terms.

16. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Louisiana without regard to the choice-of-law principles thereof.

17. Choice of Forum; Consent to Jurisdiction. Any suit, action or proceeding arising with respect to the validity, construction, enforcement or interpretation of this Agreement, and all issues relating in any manner thereto, shall be brought in the United States District Court for the Western District of Louisiana, Lafayette Division, or in the event that federal jurisdiction does not pertain, in the state court’s of the State of Louisiana in Lafayette Parish. Each of the parties hereto hereby submits and consents to the jurisdiction of such courts for the purpose of any such suit, action or proceeding and hereby irrevocably waives (a) any objection which any of them may now or hereafter have to the placing of venue in such courts, and (b) any claim that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum.

18. Binding Upon Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

19. Entire Agreement. This Agreement constitutes the entire agreement between OMNI and Employee with respect to the terms of employment of Employee by OMNI and supersedes all prior agreements and understandings, whether written or oral, between them concerning such terms of employment.

20. Amendments and Waivers. This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by either party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy.

21. Cumulative Rights And Remedies. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise. Employee’s obligations to OMNI and OMNI’s rights and remedies hereunder are in addition to all other obligations of Employee and rights and remedies of OMNI created pursuant to any other agreement and to applicable law.

22. Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

23. Severability. In the event that any provision or provisions of this Agreement is held to be invalid, illegal or unenforceable by any court of law or otherwise, the remaining provisions of this Agreement shall nevertheless continue to be valid, legal and enforceable as though the invalid or unenforceable parts had not been included therein. In addition, in such event the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible with respect to those provisions which were held to be invalid, illegal or unenforceable.

24. Attorneys’ Fees and Costs. If any action at law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

25. Management/Employment Agreements. By execution hereof, Employee represents and warrants that he has no current employment agreements, management agreements or consulting agreements with any third party.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, OMNI and Employee have executed this Agreement on the date first above written.

COMPANY:

OMNI Energy Services Corp.

By:	/s/ James C. Eckert
Name:	James C. Eckert
Title:	President

EMPLOYEE:

/s/ John Harris
John Harris

EXHIBIT A

DEFINITIONS

“Annual Base Salary” means the salary of Employee in effect at the relevant time determined in accordance with Section 4(a) hereof.

“Affiliate” means, with respect to any Person, each other Person who controls, is controlled by, or is under common control with the Person specified.

“Cause” when used in connection with the termination of employment with OMNI, means the termination of Employee’s employment by OMNI by reason of: (i) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, any felony, the equivalent thereof, or any crime or offense causing harm to OMNI or any of its Affiliates (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; (ii) the commission (or attempted commission) by Employee of an act of fraud upon OMNI or any of its Affiliates; (iii) the misuse or diversion (or attempted misuse or diversion) of OMNI’s or any of its Affiliates’ funds or property; (iv) fraudulent or willful and material misrepresentation or concealment on any written report submitted to OMNI or any of its Affiliates; (v) misconduct, failure by Employee to adhere to any written policy of OMNI or any of its Affiliates, breach of this Agreement, or failure to perform material duties assigned to Employee hereunder or the habitual neglect thereof, in each case described in this clause (v), after reasonable written notice and opportunity to cure has been given by OMNI; (vi) the appropriation (or attempted appropriation) of a material business opportunity of OMNI or any of its Affiliates, including attempting to secure or securing personal profit in connection with any transaction entered into on behalf of OMNI or any of its Affiliates; (vii) the engagement by Employee in any conflict of interest with OMNI or any of its Affiliates (except as provided in Section 7(b) of this Agreement) without compliance with OMNI’s conflict of interest policy, if any, then in effect; (viii) the engagement by Employee, without the prior written approval of the Board of Directors of OMNI, in any activity or venture which competes with the domestic business of OMNI or any of its Affiliates; (ix) the engagement in any behavior or conduct which would constitute a material violation of the provisions of OMNI’s insider trading policy or business ethics policy, if any, then in effect; or (x) the engagement in any behavior or conduct which, in the judgment of the Board of Directors, is detrimental to or harms the business or reputation of OMNI or any of its Affiliates, after reasonable notice and opportunity to cure has been given by OMNI; or (xi) the engagement by or acceptance of employment with another company or entity.

“Confidential Information” includes information conveyed or assigned to OMNI or any of its Affiliates by Employee or conceived, compiled, created, developed, discovered or obtained by Employee from and during Employee’s employment relationship with OMNI, whether solely by Employee or jointly with others, which concerns the affairs of OMNI or its Affiliates and which OMNI could reasonably be expected to desire be held in confidence, or the disclosure of which would likely be embarrassing, detrimental or disadvantageous to OMNI or its Affiliates and without limiting the generality of the foregoing includes information relating to inventions, and the trade secrets, technologies, algorithms, methods, products, services, finances, business plans, marketing plans, legal affairs, supplier lists, client lists, potential clients, business prospects, business opportunities, personnel assignments, contracts and assets of OMNI or any of its Affiliates and information made available to OMNI or any of its Affiliates by other parties under a confidential relationship. Confidential Information, however, shall not include information (a) which is, at the time in question, in the public domain through no wrongful act of Employee, (b) which is later disclosed to Employee by one not under obligations of confidentiality to OMNI or any of its Affiliates or Employee, (c) which is required by court or governmental order, law or regulation to be disclosed, or (d) which OMNI has expressly given Employee the right to disclose pursuant to written agreement.

“OMNI’s Business” means domestic oilfield seismic support services, domestic oilfield equipment sales and rental services and domestic oilfield environmental services.

“Person” means any individual, corporation, trust, partnership, limited partnership, foundation, association, limited liability company, limited liability partnership, joint stock association or other legal entity.

“Restricted Period” means the period beginning on the effective date of the termination of Employee’s employment with OMNI and its Affiliates for any reason (including non-renewal) and ending (1) year after the termination of Employee’s employment.

EXHIBIT “B”

SECTION 7 NON-COMPETE

PARISHES AND COUNTIES

Louisiana:	Texas:	Mississippi:
Beauregard	San Augustine	Hancock
Calcasieu	Sabine	Harrison
Cameron	Tyler	Jackson
Allen	Jasper
Jefferson Davis	Newton
Evangeline	Harris
Acadia	Liberty
Vermilion	Hardin
St. Landry	Orange
Lafayette	Jefferson
St. Martin	Chambers
Iberia	Galveston
West Baton Rouge	Fort Bend
Iberville	Wharton
East Baton Rouge	Lavaca
St. Mary	Dewitt
Livingston	Victoria
Ascension	Jackson
Assumption	Matagorda
St. James	Brazoria
Terrebonne	Calhoun
Tangipahoa	Refugio
St. John the Baptist	Goliad
St. Charles	Bee
Lafourche	Aransas
St. Tammany	San Patricio
Orleans	Nueces
Jefferson	Kleberg
St. Bernard	Kennedy
Plaquemines

Exhibit “C”

The 2006 incentive bonus program for OMNI Business Unit Vice Presidents is based on the highest annual base salary of all participating executives. The program will be capped at 75% of the highest annual base salary, with 60% being discretionary and 40% being based on the criteria listed in the table below.

The table provides a list of specific performance targets and the maximum allowable percentage for each milestone. The executives must receive a minimum of 80% of the target goal to receive any portion thereof. Likewise, the maximum allowable bonus can never exceed 120% in any one category. Any payouts would then be prorated in accordance to the successful completion of the goals listed in the following table. The bonus pool will be created by combining all three executives’ incentive bonus and each will be eligible for one-third of the total bonus money available in the pool.

OBJECTIVES	GOAL	INCENTIVE BONUS
Business:	Annual Projected Pro Forma - Combined Revenue	15%

	Annual Projected Pro Forma - Combined Net Income at Business Unit Level	15%

Personnel:	Key Personnel Evaluations / Training for each Business Unit as agreed upon	5%

HSE:	Annual Projected OGP TRIR – Combined Statistics as mutually agreed upon	5%

	TOTAL POTENTIAL INCENTIVE BONUS	40%

To qualify for this program you must be an employee of OMNI Energy Services Corp. on December 31, 2006. Incentive bonuses that are realized will be paid after finalized year-end results have been confirmed and verified, but not later than April 1.